EXHIBIT 4(d)

                        IL ANNUITY AND INSURANCE COMPANY
                    ENDORSEMENT FOR QUALIFIED 403(B) ANNUITY

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                                                                    EXHIBIT 4(d)

                        IL ANNUITY AND INSURANCE COMPANY
                    ENDORSEMENT FOR QUALIFIED 403(B) ANNUITY

This Endorsement applies to the attached Contract. It is designed to comply with the requirements of section 403(b) of the Internal Revenue Code ("Code").

The following provisions apply and replace any contrary Contract provisions.

DISTRIBUTION RESTRICTIONS

Purchase payments and earnings received on or after January 1, 1989 cannot be withdrawn before You reach age 59 1/2. This rule applies unless the distribution is a result of Your:

1. separation from service
2  financial hardship (only contributions may be distributed);
3. death; or
4. disability.

Distributions made on account of Your financial hardship or separation from service may be subject to an additional penalty tax as an early withdrawal.

OWNERSHIP

You are the only person who may be named as the Annuitant under the Contract. You may not give up Your interest in the Contract.

You may not transfer the Contract. You may not transfer the rights, title and interest in the Contract or the contract value. You may not assign or pledge the rights, title and interest to any person except Us.

The Contract is established for the exclusive benefit of You and Your beneficiaries.

CONTRIBUTION LIMITS

You may make contributions to the Contract under a salary reduction agreement in connection with the plan under which the Contract is purchased. These contributions may not in any taxable year exceed the amount specified in Code section 402(g)(4).

REQUIRED DISTRIBUTIONS DURING YOUR LIFE

Basic Rule. You must receive or begin to receive distributions from the Contract by the required beginning date. Distributions are only required, however, from the portion of the contract value consisting of purchase payments made and interest credited after December 31, 1986. This amount is referred to as Your "Post 1986 Interest."

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                                                                    EXHIBIT 4(d)

The required beginning date is April 1 of the year following the later of the year in which You (a) reach age 70 1/2 or (b) retire. On that date, annuity payments must begin in equal or substantially equal amounts of annuity units which do not extend:

1. beyond Your life or the lives of You and Your designated beneficiary; or
2. over a guaranteed payment period greater than Your life expectancy or the joint life expectancy of You and Your designated beneficiary.

If We are not required to pay out the contract value in a lump sum, then the amount We distribute each year (beginning with the required beginning date and then each following year) must be at least equal to a minimum amount. That minimum amount is determined by dividing Your Post-1986 Interest by the applicable divisor determined from the table set forth in Q&A-4 of section 1.401(a)(9)-2 of the Proposed Income Tax Regulations. Annuity payments that We distribute during Your life will also meet the terms of the minimum distribution incidental benefit requirement by substituting the Contract Value for the Post-1986 Interest in the preceding sentence.

Life Expectancy. We calculate life expectancy by using the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. We will recalculate life expectancies annually unless You choose otherwise before payments are required to begin. Your decision is binding and will apply to each following year. The life expectancy of a beneficiary who is not Your spouse may not be recalculated. Instead, We will calculate life expectancy by using the age of the beneficiary during the year in which payments are required to begin. Payments for subsequent years will be calculated based on the life expectancy reduced by one for each year that has passed since the year life expectancy was first calculated.

Compliance with Law. Annuity payments under this Contract must meet the requirements of section 401(a)(9) of the Code and applicable regulations.

REQUIRED DISTRIBUTIONS UPON YOUR DEATH

Basic Rule. If You die before the entire contract value is paid out, distributions will be made after Your death in accordance with the following provisions:

1. If You die after the required beginning date, the remaining portion of the contract value will continue to be paid at least as rapidly as under the method of payment used before Your death.
2. If You die before the required beginning date, the contract value will be paid according to one of the following provisions:

   a. We will pay out the entire interest of the contract value within five (5) years after the date of Your death.
   b. If the contract value is payable to a beneficiary chosen by You and the beneficiary has not elected a) above, then We will pay out the entire contract value in substantially equal installments over the life of or over a period not greater than the life expectancy of the beneficiary. Payments will start on or before December 31 of the year immediately

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                                                                    EXHIBIT 4(d)

      following the year in which You died. The designated beneficiary may choose at any time to receive greater payments.
   c. If the beneficiary is Your surviving spouse, Your spouse may choose to receive equal or substantially equal payments over his or her life or over a period not greater than his or her life expectancy starting at any date before the later of:

      1. December 31 of the year immediately following the year in which You died, or
      2. December 31 of the year in which You would have attained age 70 1/2.

      This decision must be made by the earlier of:

      1. December 31 of the year containing the fifth anniversary of Your death or,
      2. the date payments are required to begin as required by the preceding sentence.

      Your surviving spouse may at any time increase the frequency or amount of such payments.

Life Expectancy. We will calculate life expectancy by using the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. For purposes of payments beginning after the Annuitant's death, life expectancies will be recalculated annually unless the surviving spouse chooses otherwise before payments are required to begin. The surviving spouse's decision will be binding as to the surviving spouse and will apply to all subsequent years.

In the case of any other designated beneficiary, life expectancies will be calculated using the age of the beneficiary during the year in which payments are required to begin, as required under this section. Payments for each following year will be calculated based on that life expectancy reduced by one for each year which has passed since the year life expectancy was first calculated.

Payments to Children. For purposes of these requirements, any amount We pay to Your child will be treated as if it had been paid to Your surviving spouse. This rule will only apply if the remaining interest becomes payable to the surviving spouse when the child reaches the age of majority.

DIRECT ROLLOVERS

Basic Rule. You may choose to have any portion of an eligible rollover distribution paid by Us as a direct rollover to any of the following: an individual retirement arrangement described in Code section 408(a), an individual retirement arrangement described in Code section 408(b) or, except in the case of a surviving spouse as beneficiary, another annuity described in Code section 403(b). We can only make a direct rollover if You make the election to do so at the time and in the manner that We require and if the recipient plan accepts direct rollovers. Your surviving spouse as beneficiary or Your former spouse as an alternate payee may also elect to make a direct rollover of their interest in the Contract. An alternate payee is the payee under a qualified

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                                                                    EXHIBIT 4(d)


domestic relations order within the meaning of Code section 414(q). Any person receiving a distribution from the Contract is referred to as a distributee in the section.

Eligible Rollover Distribution. An eligible rollover distribution is the payment of all or any portion of the balance to the credit of the distributee, other than:

1. any payment that is one of a series of substantially equal periodic payments (paid at least annually) made for the life or life expectancy of the distributee, for the joint lives or life expectancies of the distributee and his or her beneficiary, or for a specified period of ten year or more;
2.  any payment to the extent it is a required minimum payment under Code section 403(b)(10);
3.  the portion of any payment that is not included in gross income; and
4.  hardship withdrawals.

Compliance with Law. Direct rollovers under this Contract will comply with Code section 403(b)(10) and the applicable regulations.

LOAN PROVISIONS

Loan Amounts. You may borrow part of the surrender value of the Contract at any time before Your required beginning date. If, however, this Contract is part of a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, You may not borrow any part of its surrender value. You may borrow up to the lesser of:

1. $50,000, reduced by the difference, if any, between (a) the highest outstanding loan balance during the one-year period ending on the day before the loan is made and (b) the outstanding loan balance on the day the loan is made;
2.  the greater of 50% of the surrender value or $10,000; or
3.  90% of the surrender value minus any outstanding loans.

The minimum loan amount is $1,000. In order to receive a loan, you must fill out a written loan application which We must approve. We reserve the right to limit the number of loans You may receive in a contract year. We will charge a $25.00 loan processing fee for each loan.

Loan Account. After We decide to make a loan, We will transfer an amount equal to the amount borrowed to the loan account from Your other accounts. The loan account is part of a Fixed Account to be used as collateral for any contract loan. If You do not specify an account in Your loan application, the loan will be withdrawn pro rata from all Subaccounts and from the Fixed Account.

Amounts transferred to the loan account do not participate in the investment experience of the accounts from which they were withdrawn.

Security. The Contract will be the sole security for the loan.

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                                                                    EXHIBIT 4(d)

Amount of Outstanding Loan and Amount in Loan Account Comparisons. The outstanding loan is equal to the unpaid loans plus any unpaid interest on the loans. At each contract anniversary, We will compare the amount of the outstanding loan to the amount in the loan account. We will also make this comparison any time You repay all or part of the loan. When those comparisons are made, if the amount of the outstanding loan exceeds the amount in the loan account, We will withdraw the difference from the accounts. We will transfer this amount to the loan account. If the amount in the loan account exceeds the amount of the outstanding loan, We will withdraw the difference from the loan account. We will transfer this amount to the accounts according to the terms of Your current premium payment allocation. However, We may require transfer to the Fixed Account if the amount was transferred from the Fixed Account to establish the loan.

Interest. We charge interest on contract loans at an effective annual rate of [6%] in arrears. We pay interest in the loan account at a minimum guaranteed effective annual interest rate of 3% per year. We may from time to time declare higher interest rates. Different interest rates may be applied to the loan account than the Fixed Account.

Payment Schedule. Principal and interest must be paid in substantially equal quarterly payments over a five-year period. If the loan is used to acquire Your principal home, the repayment period is 10 years, but it will not extend beyond the year in which You reach age 70 1/2.

Grace Period and Deemed Distributions. You are allowed a 31-day grace period from a payment's due date. If a quarterly payment is not received within the 31-day grace period, a deemed distribution of the entire amount of the outstanding principal, interest due, and any applicable charges under this Contract, including any withdrawal charge, will be made. This deemed distribution may be subject to income and penalty tax under the Code and may adversely affect the treatment of the Contract under section 403(b) of the Code.

Loan Default. Any outstanding loans will automatically reduce the amount of any death benefit, the amount payable upon a partial or full withdrawal from the Contract, and the amount applied on the required beginning date to provide annuity payments.

Notice. If the outstanding loan at any time exceeds the surrender value of the Contract, We will mail a notice to Your last known address. If the excess amount is not paid to us within 60 days after mailing of the notice, We will terminate the Contract without value.

GENERAL PROVISIONS

We will apply any refund of premiums not attributable to excess contributions toward the payment of future premiums or the purchase of additional benefits. We will do so before the close of the year following the year of refund.

We may amend the Contract at any time without Your consent as necessary to conform with changes in the Code and related regulation or rulings.

The Contract will be subject to and interpreted according to the provisions, terms and conditions of:

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                                                                    EXHIBIT 4(d)

1.  the tax sheltered annuity plan document applicable to the Contract;
2.  the terms and condition of section 403(b) of the Code; and
3. the terms and conditions of the Employee Retirement Income Security Act of 1974, as amended, if applicable.

The application and interpretation of the items listed above will be determined by the plan administrator or other designated plan fiduciary, or if none, by You.

We will be under no obligation to:

1. determine whether any contribution, distribution, loan or transfer under the Contract complies with the provisions, terms and conditions of the plan, applicable law or this Endorsement; or
2. administer such plan, including, without limitation, any provision required by the Retirement Equity Act of 1984.


                                            IL ANNUITY AND INSURANCE COMPANY

                                            /s/ Lisa P. Foxworthy-Parker

                                                      SECRETARY

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